Exhibit 1.2
TERMS AGREEMENT
Washington Gas Light Company
1000 Maine Avenue, S.W.
Washington, D.C. 20024
Attention:
Subject in all respects to the terms and conditions of the Distribution Agreement, dated January 8, 2019 between BB&T Capital Markets, a division of BB&T Securities, LLC and Washington Gas Light Company (the “Company”), as supplemented by that certain Agent Accession Letter, dated September 10, 2019, among MUFG Securities Americas Inc., TD Securities (USA) LLC, CIBC World Markets Corp., RBC Capital Markets, LLC, U.S. Bancorp Investments, Inc., The Williams Capital Group, L.P. and the Company (the “Distribution Agreement”), the undersigned agrees to purchase the following principal amount of the Company’s Medium-Term Notes, Series L (the “Notes”):
Aggregate Principal Amount: $300,000,000
Security: Medium Term Notes, Series L
Coupon Rate: 3.65%
Maturity Date: September 15, 2049
Interest Payment Dates: March 15 and September 15 of each year, commencing on March 15, 2020
Issue Price: 99.494% of the Principal Amount
Purchase Price: 98.744% of the Principal Amount
Applicable Time: 3:30 p.m. (New York City time) on September 10, 2019
Anticipated Ratings: A2 (negative) / BBB+ (negative) /A (stable) (Moody’s/ S&P/ Fitch)
Settlement Date: September 13, 2019
Book-Running Managers: MUFG Securities Americas Inc., TD Securities (USA) LLC and BB&T Capital Markets, a division of BB&T Securities, LLC
Co-Managers: CIBC World Markets Corp., RBC Capital Markets, LLC, U.S. Bancorp Investments, Inc. and The Williams Capital Group, L.P.
Redemption: Prior to March 15, 2049, the Notes may be redeemed at the Company’s option on any date or dates, in whole or from time to time in part, at a redemption price, to be calculated by the Company, which may be determined as the greater of (i) 100% of the principal of such Notes; or (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined in Pricing Supplement No. 2) plus 25 basis points, plus, in either such case, accrued and unpaid interest on the principal of such Notes to, but excluding, the date of redemption.
At any time on and after March 15, 2049, the Notes may be redeemed at the Company’s option on any date or dates, in whole or from time to time in part, at 100% of the principal of such Notes, plus accrued and unpaid interest on the principal of such Notes to, but excluding, the date of redemption.
Method of Payment: Federal funds wire
Modification, if any, in
the requirements to
deliver the documents
specified in Section 6(b)
of the Distribution Agreement: None.
Period during which additional
Notes may not be sold pursuant
to Section 4(m) of the Distribution
Agreement: None.
Recognition of the U.S. Special Resolution Regimes:
(a)In the event that any Agent that is a Covered Entity (as defined below) becomes subject to a proceeding under a U.S. Special Resolution Regime (as defined below), the transfer from such Agent of this Agreement, and any interest and obligation in or under this Agreement, will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if this Agreement, and any such interest and obligation, were governed by the laws of the United States or a state of the United States.
(b)    In the event that any Agent that is a Covered Entity or a BHC Act Affiliate (as defined below) of such Agent becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights (as defined below) under this Agreement that may be exercised against such Agent are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if this Agreement were governed by the laws of the United States or a state of the United States.
As used herein:

“BHC Act Affiliate” has the meaning assigned to the term “affiliate” in, and shall be interpreted in accordance with, 12 U.S.C. § 1841(k).
“Covered Entity” means any of the following:

(i)	a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii)	a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii)	a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“U.S. Special Resolution Regime” means each of (i) the Federal Deposit Insurance Act and the regulations promulgated thereunder and (ii) Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder.
This Agreement shall be governed by and construed in accordance with the laws of New York.
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MUFG SECURITIES AMERICAS INC.

By: /s/ Richard Testa
Name: Richard Testa
Title: Managing Director
TD SECURITIES (USA) LLC

By: /s/ Luiz Lanfredi
Name: Luiz Lanfredi
Title: Director
As Representatives of the Agents

Accepted: September 10, 2019
WASHINGTON GAS LIGHT COMPANY
By: /s/ Douglas I. Bonawitz
Name: Douglas I. Bonawitz
Title: Senior Vice President,
Chief Financial Officer & Treasurer

Signature Page to Terms Agreement